AUDIOVOX CORPORATION

                            150 Marcus Boulevard
                         Hauppauge, New York 11788

                  Re: The Warrants of Audiovox Corporation

Dear Warrantholder:

          Audiovox Corporation (the "Company") is offering to purchase any or all of its outstanding warrants (the "Warrants") at a price, net to the seller in cash, of $1.30 per Warrant (the "Offer").

     THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION OR TO THE TENDER OF A MINIMUM NUMBER OF WARRANTS PURSUANT TO THE OFFER. THE OFFER IS SUBJECT TO ONLY THOSE CONDITIONS SET FORTH IN SECTION 8 OF THE OFFER TO PURCHASE.

          UNDER THE TERMS OF THE WARRANTS, IF LESS THAN 5% OF THE WARRANTS INITIALLY ISSUED REMAIN OUTSTANDING AT ANY TIME, THE COMPANY MAY ELECT, BY WRITTEN NOTICE TO EACH HOLDER OF WARRANTS, THAT THE WARRANTS WILL EXPIRE ON THE 30TH DAY AFTER DELIVERY OF SUCH NOTICE. THE COMPANY INTENDS TO MAKE SUCH ELECTION IF MORE THAN 95% OF THE WARRANTS ARE TENDERED PURSUANT TO THE OFFER.

     The Company believes that the Warrants are not actively traded. On August 7, 1998, the closing sales price of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), on the American Stock Exchange was $4 11/16 per share. WARRANTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

          The Offer is explained in detail in the enclosed Offer to Purchase and the Letter of Transmittal. The instructions on how to tender your Warrants are also explained in detail in the enclosed accompanying materials. We encourage you to read these materials carefully before making any decision with respect to the Offer. If you do not wish to participate in the Offer, you do not need to take any action.

     The Board of Directors of the Company has approved the making of the Offer. HOWEVER, THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S WARRANTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.

          Please contact Ladenburg Thalmann & Co. Inc. if you have any questions. Their phone number is (212) 409-2008. They will be pleased to answer your questions and can help you complete the enclosed materials.

                                     Very truly yours,

                                     AUDIOVOX CORPORATION

                                     Charles M. Stoehr
                                     Senior Vice President &
                                     Chief Financial Officer